Exhibit 10.14

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

AMENDMENT (this “Second Amendment”), made as of June 8, 2006 by and between DRS Technologies, Inc., a Delaware corporation (the “Company”), and Richard A. Schneider (the “Executive”). This Second Amendment amends the Employment Agreement (the “Employment Agreement”) made as of February 19, 1999, as amended as of August 18, 2004, between the Company and the Executive.

1.   The Employment Agreement is hereby amended by deleting paragraph 1 and replacing it with the following:

“1.         Term of Employment.   The initial term of employment shall begin on February 19, 1999 (the “Effective Date”) and shall continue in effect until the second anniversary of the Effective Date (such period being the “Initial Term”). On the first anniversary of the Effective Date and on subsequent anniversaries, this Agreement shall automatically be renewed for successive one year periods, unless at least ninety (90) days prior to the end of each renewal date either party hereto gives written notice to the other party of its intention not to renew this Agreement and, as provided below, shall remain in effect for at least two years immediately following a Change in Control. This Agreement may be terminated at any time during its Initial Term or during any renewal term solely in accordance with the terms and conditions of Section 5 hereof.”

IT WITNESS WHEREOF, the parties have duly executed this Second Amendment effective as of June 8, 2006.

DRS TECHNOLOGIES, INC.

By:	/s/ MARK S. NEWMAN
Chairman of the Board, President and Chief Executive Officer

EXECUTIVE

/s/ RICHARD A. SCHNEIDER
Richard A. Schneider